Exhibit 99.1

MultiSensor AI Announces First Quarter 2025 Results

Houston, TX, May 13, 2025 – MultiSensor AI Holdings, Inc. (NASDAQ: MSAI) (the “Company” or “MSAI”), a pioneer in condition-based monitoring and predictive maintenance enabling Industry 4.0, announced results for the first quarter ended March 31, 2025.

Trip Flavin, Interim CEO, commented: "We anticipated a challenging year over year comparable due to the significant order of hardware from our largest customer in Q1 2024. However, we are thrilled to announce the receipt of the first subscription renewals in connection with this hardware, totaling $2.1 million. The renewals from our largest customer marks a significant milestone for MSAI, validating our business model and solutions.”

Robert Nadolny, CFO, continued, “Our focus remains on executing our growth strategy and delivering exceptional value to our customers. Given the working capital dynamics of our subscriptions, with customers paying upfront for the subscription period, these renewals, which are expected to be paid in Q2 2025, represent a substantial cash infusion, which strengthens our financial position and helps us execute our SaaS-focused growth strategy.”

Financial Highlights:

•	First quarter revenue decreased 49% to $1.2 million from $2.3 million in 2024. Software revenue increased 25% to $0.25 million from $0.2 million in 2024.
•	Net loss per share decreased 58% to $0.14 as of March 31, 2025.
•	Maintained overall liquidity during the period with a current ratio of 1.4 as of both March 31, 2025, and December 31, 2024

Strategic Business Highlights:

•	We received $2.1 million in subscription renewals from our largest customer of MSAI Connect in the Distribution and Logistics market. These renewals are expected to be recognized over the 12-month subscription period beginning June 2025. In addition, we are excited that a leading automaker has renewed its subscriptions for MSAI Connect.
•	As of March 31, 2025, the Company has approximately 550 active sensors connected to our MSAI Connect platform as compared to approximately 460 as of December 31, 2024, and 90 as of March 31, 2024. This represents a 19% increase quarter over quarter and a greater than 500% increase year over year.
•	We are seeing good initial traction with our early fire detection, including the implementation of new pilots in a second leading automaker’s electric battery storage facility and with leading manufacturers in the metals and mining, food and beverage, pulp and paper, and waste and recycling industries.

The Company’s Quarterly Report is filed with the SEC, and is available at www.sec.gov as well as in the Investor Relations section of the Company’s website (www.multisensorai.com).

About MultiSensor AI

MultiSensor AI builds and deploys intelligent multi-sensing platforms incorporating edge and cloud software solutions that leverage artificial intelligence. MSAI's integrated solutions utilize data generated from an array of sensors and sensor modalities including high-resolution thermal imagers, visible and acoustic imagers, as well as vibration and laser spectroscopy sensors, to protect customers' most critical assets. MSAI's platform combines condition-based monitoring data with proprietary edge and cloud software to generate actionable insights that, we believe, minimize unplanned downtime, reduce maintenance costs, prevent hazards, and extend asset life.

For more information, please visit https://www.multisensorai.com

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” or their negatives or variations of these words, or similar expressions. All statements contained in this press release that do not strictly relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company management's expectations regarding customer orders and its strategic priorities and objectives, future plans and business prospects. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including the risk that customers may cancel subscriptions and those identified in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2024, as such factors may be updated from time to time in the Company's other filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Any forward-looking statement made in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, the Company expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

MSAI Contact:

Matthew Tancredo, Director of Finance

e-mail: ir@multisensorai.com

website: www.multisensorai.com

Source: MultiSensor AI Holdings, Inc.

MultiSensor AI Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(Amounts in thousands of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenue, net	$1,170	$2,275
Cost of goods sold (exclusive of depreciation)	476	1,170
Inventory impairment	—	234
Operating expenses:
Selling, general and administrative	4,139	3,163
Share-based compensation expense	907	—
Depreciation	280	273
Loss (gain) on asset disposal	(15)	—
Total operating expenses	5,311	3,436
Operating loss	(4,617)	(2,565)
Interest (income) expense, net	(4)	4
Change in fair value of convertible notes	—	475
Change in fair value of warrants liabilities	—	(29)
Loss on financing transaction	—	876
Other income, net	(185)	—
Loss before income taxes	(4,428)	(3,891)
Income tax expense (benefit)	8	31
Net loss	$(4,436)	$(3,922)
Weighted-average shares outstanding, basic and diluted
Basic	32,725,633	11,966,928
Diluted	32,725,633	11,966,928
Net loss per share, basic and diluted
Basic	(0.14)	(0.33)
Diluted	(0.14)	(0.33)